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                                                                    Exhibit 99.8

FOR IMMEDIATE RELEASE


                 RAMSAY YOUTH SERVICES, INC. AWARDED A JUVENILE
                           JUSTICE PROGRAM IN FLORIDA


CORAL GABLES, FLORIDA, FEBRUARY 7, 2000 . . . RAMSAY YOUTH SERVICES, INC. (NASDAQ:RYOU) announced today that it has been awarded a contract by the Florida Department of Juvenile Justice to operate a 100-bed residential commitment program. The first phase of the contract is for a 50-bed female program, which is scheduled to be operational by the end of March and will be housed at a newly constructed Department facility in Palm Beach County, Florida. The contract is for a term of 3 years and is expected to generate over $2.2 million in annual revenue during phase one. The second phase of the contract calls for the expansion of the program by an additional 50 beds, at a future date to be determined by the Florida Department of Juvenile Justice.

Commenting on the new contract, Luis E. Lamela, President and CEO of Ramsay Youth Services, Inc. stated, "We look forward to working with the Florida Department of Juvenile Justice in creating a model program that addresses the gender-specific needs of females. Our organization is committed to serving Florida's juvenile population with quality programs and services."

Ramsay Youth Services, Inc. is a leading quality provider andgmanager of education, treatment and juvenile justice programs for at-risk youth. The Company serves youth in 8 states and Puerto Rico.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements as defined under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties. Actual operations and results may differ materially from those expected in the forward looking statements made by the Company. Please refer to Ramsay's filings with the Securities and Exchange Commission for additional information.



Contact:   Isa Diaz
           Vice President Corporate Relations
           (305) 569-4626